Exhibit 99.2

CORPORATE PARTICIPANTS

Aaron Palash Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Tracy Smith Optical Cable Corporation – Senior Vice President and Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Joe Quinn Private Investor

PRESENTATION

Operator

Good morning. My name is Laurie, and I'll be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation third quarter 2015 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. (Operator Instructions)

Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Great. Good morning, and thank you all for participating on Optical Cable Corporation's third quarter of fiscal year 2015 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. If you don't have it, please visit www.occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com, as well as today's call.

Now, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you, Aaron, and good morning everyone. Before we begin our conference call today, I would like to pause for a moment of silence to honor those who perished in the cowardly terrorist attack on our country fourteen years ago today in New York, Pennsylvania, and Virginia, and to honor those men and women who have served and are serving our country around the world to protect our freedom and liberty.

I'll begin the call today with a few opening remarks. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2015 in additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. We also offer individual shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our earnings call.

Like others, we’ve experienced weakness in some of our larger specialty markets, including the mining, oil and gas and military markets. We have also experienced pricing pressure in certain markets, particularly the wireless carrier market. As a result, our net sales and gross profit margins have been negatively impacted.

We are pleased with the momentum in our commercial markets, the 11.3% sequential quarterly net sales growth we achieved this quarter, and our ability to cut SG&A expenses 6.9% fiscal year-to-date.

OCC is fortunate to operate in diverse markets—both by end-user market and by geography. This creates opportunities as we continue to market innovative new products and solutions, particularly connectivity products and solutions in our commercial markets.

We remain focused on operational excellence and controlling costs, and we will continue to drive growth and value creation by investing in product innovation as well as manufacturing enhancements to extend our broad suite of top-tier integrated connectivity and cabling solutions. We believe these actions will result in improved gross profits and bottom line results. We are confident in the underlying strength of our business, our market position and our future prospects—strengths that are not diminished by current macroeconomic factors in some of our markets.

During the third quarter, we announced a new share repurchase plan and another regular quarterly cash dividend, reflecting our confidence in our strategy, the long-term success of OCC and our commitment to delivering value for shareholders. We look forward to continuing to execute on our strategic plans to drive enhanced shareholder value.

With that, I'll now turn the call over to Tracy Smith, our CFO, who will review some of the specifics regarding our third quarter results.

Tracy Smith - Optical Cable Corporation – Senior Vice President and Chief Financial Officer

Thanks, Neil. OCC achieved consolidated net sales of $20.8 million during the third quarter of fiscal 2015, compared to net sales of $21 million for the same period last year. Sequentially, net sales increased 11.3% in the third quarter of fiscal 2015, compared to net sales of $18.7 million for the second quarter of fiscal 2015.

Consolidated net sales for the first nine months of fiscal year 2015 decreased 1.6% to $56.8 million, compared to net sales of $57.7 million for the same period in fiscal 2014. We experienced a year-over-year increase in net sales during the first nine months of fiscal 2015 in our commercial markets; however, this increase was offset by decreases in our specialty markets.

Gross profit was $5.7 million in the third quarter of fiscal 2015, compared to $7.3 million in the third quarter of fiscal 2014. Gross profit margin, or gross profit as a percentage of net sales, was 27.5% in the third quarter of fiscal 2015, compared to 34.9% in the third quarter of fiscal 2014.

Gross profit was $16.8 million in the first nine months of fiscal 2015, compared to $19.4 million in the first nine months of fiscal 2014. Gross profit margin was 29.5% in the first nine months of fiscal 2015, compared to 33.6% for the same period last year.

As we have previously indicated, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis, and may vary based on changes in product mix. The lower gross profit margin in the third quarter and first nine months of fiscal 2015 when compared to the same periods last year was due to an increase in sales of certain products that negatively impacted our gross profit margin.

SG&A expenses decreased 9.9% to $6.1 million during the third quarter of fiscal 2015, compared to $6.8 million for the third quarter of fiscal 2014. SG&A expenses as a percentage of net sales were 29.3% in the third quarter of fiscal 2015, compared to 32.2% in the same period last year. SG&A expenses decreased 6.9% to $18.3 million in the first nine months of fiscal 2015, compared to $19.6 million for the same period last year. SG&A expenses as a percentage of net sales were 32.2% in the first nine months of fiscal 2015, compared to 34% in the first nine months of fiscal 2014.

The decrease in SG&A expenses in the third quarter and first nine months of fiscal 2015 when compared to the same periods last year was primarily due to decreased employee related costs, and decreased legal and professional fees.

Compensation costs have decreased when comparing the third quarter and first nine months of fiscal 2015 to the comparable periods in fiscal 2014 due to the reorganization initiatives implemented during the latter part of fiscal 2014, and decreases in commissions and employee incentives resulting from decreased net sales and financial results.

Legal and professional fees decreased when comparing the third quarter and first nine months of fiscal year 2015 to the comparable periods in fiscal year 2014 due to atypically high legal and professional fees that occurred in the third quarter and first nine months of fiscal year 2014, that were not expected to recur and that did not recur in the third quarter and first nine months of fiscal year 2015.

For the third quarter of fiscal year 2015, we reported a net loss attributable to OCC of $573,000, or $0.09 per basic and diluted share, compared to a net income attributable to OCC of $292,000, or $0.04 per basic and diluted share, for the same period last year. Net loss attributable to OCC for the first nine months of fiscal 2015 was $1.3 million, or $0.21 per basic and diluted share, compared to a net loss attributable to OCC of $263,000, or $0.04 per basic and diluted share, for the first nine months of fiscal 2014.

Net cash provided by operating activities for the first nine months of fiscal year 2015 was $1 million, compared to $1.9 million during the same period last year.

And as of July 31, 2015 we had outstanding borrowings of $5 million on our revolving credit facility and $4 million in available credit. We also had outstanding loan balances of $7.3 million under our real estate term loans as of July 31, 2015.

With that, I'll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you, Tracy. And now, if you have any questions, we are happy to answer them. Operator, if you would please indicate the instructions for our participants to call in their questions, I would appreciate it.

QUESTION AND ANSWER

Operator

(Operator Instructions) You have a question from Joe Quinn, a private investor.

Joe Quinn - Private Investor

Yes, I was wondering under the new buyback program which you announced, how many shares, if any, have you bought back so far and at what average price?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

We've bought - Tracy will provide you with that information. It will also be part of our 10-Q, which is filed probably today, but certainly no later than Monday.

Tracy Smith - Optical Cable Corporation – Senior Vice President and Chief Financial Officer

Sure. Our - the total number of shares that we were able to purchase under that repurchase program that was instituted in the quarter was 1,600 shares, and the average price paid per share is $3.56.

Joe Quinn - Private Investor

Thank you, Tracy.

Operator

(Operator Instructions) I'm showing no further questions at this time.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Aaron, do we have any individual shareholders, who have submitted questions in advance?

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil, we do not have any questions submitted by individual shareholders.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Okay. Well, I would like to thank everyone for participating on the call today. And as always, we appreciate your time and interest in OCC.

Operator

Thank you for participating in today's conference call. You may now disconnect.